Exhibit 99.2

NEWS RELEASE

Contact:
Alliance HealthCare Services
Howard Aihara
Executive Vice President
Chief Financial Officer
(949) 242-5300

ALLIANCE HEALTHCARE SERVICES NAMES
PERCY C. “TOM” TOMLINSON, JR. AS CHIEF EXECUTIVE OFFICER

NEW CEO BRINGS DIVERSE TRACK RECORD OF SUCCESS
LARRY BUCKELEW TO REMAIN CHAIRMAN OF THE BOARD OF DIRECTORS

NEWPORT BEACH, CA-July 31, 2013-Alliance HealthCare Services, Inc. (NASDAQ:AIQ) (the “Company” or “Alliance”), a leading national provider of outpatient diagnostic imaging and radiation therapy services, today announced that its Board of Directors has appointed Percy C. “Tom” Tomlinson, Jr., as Chief Executive Officer. Mr. Tomlinson will assume his new responsibilities and join the Board of Directors on October 1, 2013. Larry Buckelew, who currently serves as interim Chief Executive Officer, will remain Chairman of the Board and work closely with Mr. Tomlinson to ensure a smooth transition and sustain the focus on the key strategic initiatives that are driving success for Alliance Healthcare Services.

With more than 25 years of diverse executive management and leadership experience, Mr. Tomlinson has served in a variety of roles, most recently as the Chief Executive Officer of Midwest Dental, which he joined in 2012. Previously, he spent 10 years with the Center for Diagnostic Imaging, Inc. (CDI) in several senior roles including Chief Executive Officer, President and Chief Operating Officer and Senior Vice President and Chief Financial Officer.

Larry Buckelew, interim Chief Executive Officer and Chairman of the Board, stated, "This is a key appointment at an important time for Alliance and I am confident that Tom's wide range of experience and track record of delivering results will be valued by shareholders, partners and team members alike. In recent quarters, we have taken positive steps to better position the Company for long-term success. We are certain Tom is the right person to execute this strategy and we are delighted to welcome him to the team. I look forward to working closely with him going forward."

In response to the Board's decision, Mr. Tomlinson said, “Alliance is a great company with a strong legacy as a healthcare services leader. I am truly honored to have been asked to lead the Company. I look forward to working together with Larry and the rest of the Board, in addition to the management team and our many talented team members to help Alliance drive its strategy forward and achieve its considerable potential."

On behalf of the Board, Director Michael P. Harmon expressed his gratitude to Mr. Buckelew: “We thank Larry for his successful stewardship of Alliance during a time of transformative change for the company and the health care sector in general. His leadership and accomplishments over the past year have substantially strengthened Alliance and better positioned the Company to thrive in today's evolving marketplace.”

Biographical Information
Most recently, Mr. Tomlinson served as Chief Executive Officer of Midwest Dental, a leading U.S. provider of dental care services. Previously, he spent 10 years with the Center for Diagnostic Imaging, Inc. (CDI), a national network of imaging providers offering a full range of diagnostic imaging, pain management and interventional radiology services. He spent the last year as Chief Executive Officer and the previous six years as President and Chief Operating Officer. Prior to that (2002-2005), he served as the Company's Senior Vice President and Chief Financial Officer.

Prior to joining CDI, Mr. Tomlinson spent approximately 17 years in primarily finance-related roles including Executive Vice President and Chief Financial Officer of Department 56, a publicly traded wholesale and retail consumer products company; President, Harmon Solutions Group, an insurance claim outsourcing company; and has held numerous finance and development positions throughout his career with such organizations as Northwest Airlines and American Airlines.

Mr. Tomlinson holds an M.B.A. from Columbia University and a B.A. from the University of St. Thomas.

Conference Call
Alliance Healthcare Services will discuss this announcement in conjunction with its scheduled second quarter 2013 conference call and webcast on Thursday, August 1, 2013 at 8:30 a.m. Eastern Time. The conference call can be accessed at 877-638-4550 or 973-582-2737. Additionally, a live webcast of the call will be available on the Company's website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link. The conference call identification number is 22553323.

About Alliance HealthCare Services
Alliance HealthCare Services is a leading national provider of advanced outpatient diagnostic imaging and radiation therapy services based upon annual revenue and number of systems deployed.  Alliance focuses on MRI, PET/CT and CT through its Imaging division and radiation therapy through its Oncology division. With approximately 1,800 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 44 states. Alliance operates 482 diagnostic imaging and radiation therapy systems. The Company is the nation's largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 130 locations across the country. Alliance also operates 28 radiation therapy centers, including 17 dedicated stereotactic radiosurgery facilities, many of which are operated in conjunction with local community hospital partners, providing treatment and care for cancer patients. With 17 stereotactic radiosurgery facilities in operation, Alliance is among the leading providers of stereotactic radiosurgery nationwide.

Forward-Looking Statements
This press release contains forward-looking statements relating to future events, including statements related to the appointment of a new Chief Executive Officer and the anticipated success of key strategic initiatives. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Alliance's expectations. Such uncertainties and risks include, among other things, the ability to integrate new management into our existing leadership structure; the effect of intense levels of competition in Alliance's industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of Alliance's revenues, including as a result of seasonality; changes in the healthcare regulatory environment or other governmental laws and regulations affecting Alliance's operations; Alliance's ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for imaging, radiation oncology and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties Alliance may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management's attention from the operation of Alliance's business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company's Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange

Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Alliance does not undertake to update its forward-looking statements except as required under the federal securities laws.